                                                             EXHIBIT (8)(a)(iii)



                                                                      [redacted]


September 1, 1998


Mr. James Hohmann
President - Financial SBU
Kemper Investor Life Insurance Company
1 Kemper Drive
Long Grove, IL 60049-0001


Dear Mr. Hohmann:


We are pleased that Kemper Investors Life Insurance Company (the "Company") has entered into an agreement dated Sept. 1, 1998, with Evergreen Variable Annuity Trust (the "Trust") providing for the purchase by the Company of shares of the Trust for certain of the Company's separate accounts to fund benefits for Variable Insurance Products (the "Participation Agreement"). This letter sets forth the agreement between the Company and Evergreen Asset Management Corp., First Union National Bank of North Carolina and Keystone Investment Management Company (collectively the "Advisers" and individually the "Adviser") concerning certain administrative services the Company will provide the Trust and its Portfolios.


1. Administrative Services and Expenses. Administrative services for the separate accounts of the Company (the "Accounts") which invest in one or more portfolios (collectively, the "Portfolios") of the Trust pursuant to the Participation Agreement, and for purchasers of certain Variable Insurance Products issued through the Accounts, are the responsibility of the Company. Administrative services for the Portfolios, in which the Account invests, and for purchasers of shares of the Portfolios, are the responsibility of the Trust. Notwithstanding the foregoing, however, the Company will provide to the Trust and its Portfolios certain administrative services, as set forth below and which may be amended from time to time, including, but not limited to, the following:

     a) Aggregate allocation, transfer, and liquidation orders of the Account.

     b) Print and mail to owners of Variable Insurance Products copies of the Portfolios' prospectuses and other materials that the Trust is required by law or otherwise to provide to its shareholders, but that the Company is not otherwise required to provide to owners of Variable Insurance Products.

     c) Provide financial consultants with advice with respect to inquiries related to the Portfolios (not including information related to sales).

     d) Provided such other administrative support for the Trust as mutually agreed to by the Company and the Advisers to the extent permitted or required under applicable statutes, and relieve the Trust of other usual or incidental administrative services provided to individual owners of Variable Insurance Products.

2. Service fee. In consideration of the anticipated administrative expense savings resulting to the Trust from the Company's services, the Advisers agree to pay the Company at the end of each calendar month a fee ("Service Fee") which will accrue daily at an annual rate of [redacted] of the first [redacted] of the aggregate net asset value of all of the issued and outstanding shares of the Portfolios held in the subaccounts of the Accounts, reduced to [redacted] per annum of such aggregate net asset value in excess of [redacted] and further reduced to [redacted] of such aggregate net asset value in excess of [redacted].


3. Nature of Payments. The parties to this letter agreement recognize and agree that the Advisers' payments to the Company relate to administrative services only and do not constitute payment in any manner for administrative services provided by the Company to the Account or to the Variable Insurance Products, for investment advisory services or for costs of distribution of Variable Insurance Products or of shares of the Portfo-lios and that these payments are not otherwise related to investment advi-sory or distribution services or expenses.

4.   Representations and Warranties:

     a) Each Adviser represents and warrants that in the event the Trustees of the Trust approve the payment of all or any portion of the Service Fee by the Trust, the Trust will calculate in the same manner the Service Fee to all insurance companies that have entered into Service Fee arrangements with the Adviser and/or the Trust (the "Participating Insurance Companies").

     b) The Company represents and warrants that: (1) it and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state law, for the performance of services contemplated herein; and (2) it will not purchase Trust shares of the Portfolios with Account assets derived from tax-qualified retirement plans except indirectly, through Variable Insurance Products purchased in connection with such plans and that the Service Fee does not include any payment to the Company that is prohibited under the Employee Retirement Income Securities Act of 1974 ("ERISA") with respect to any assets of an owner of a Variable Insurance Product invested in a Variable Insurance Product using the Portfolios as investment vehicles.

     c) The Company represents, warrants and agrees that: (1) the payment of the Service Fee by the Advisers is designed to reimburse the Company for providing administrative services to the Trust that the Trust would customarily pay and does not represent reimbursement to the Company for providing administrative services to the Variable Insurance Products or Accounts; (2) no portion of the Service Fee will be rebated by the Company to any owners of Variable Insurance Products; and (3) if the Company or the Adviser, with advice of counsel, determines that it is required or appropriate under applicable law, the Company will disclose to each owner of a Variable Insurance Product the existence of the Service Fee received by the Company pursuant to this letter agreement and will disclose the amount of the Service Fee, if any, that is paid by the Trust.

5.   Indemnification.

     a) The Company agrees to indemnify and hold harmless the Advisers and their directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Advisers' willful misfeasance, bad faith or gross negligence in the performance of their duties.

     b) The Advisers agree to indemnify and hold harmless the Company and its directors, officers, agents and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Advisers in performing their services under this letter agreement, from the inaccuracy or breach of any provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Company's willful misfeasance, bad faith or gross negligence in the performance of its duties. The Advisers also agree to indemnify and hold harmless the Company and its directors, officers, agents, and employees from any and all loss, liability and expense resulting from the Trust's failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

6.   Termination.

     a) Any party may terminate this letter agreement, without penalty, on sixty (60) days' written notice to the other parties.

     b) This letter agreement will terminate at the option of any party in the event of the termination of the Participation Agreement.

     c) This letter agreement will terminate immediately upon the determination of any party, with the advice of counsel, that the payment of the Service Fee is in conflict with applicable law.

7. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

8. Confidentiality. The terms of this letter agreement will be treated as confidential and will not be disclosed to the public or any outside party except with each party's prior written consent, as required by law or judicial process or as process or as provided in paragraph 4c herein.

9. Assignment. This letter agreement may not be assigned (as that term is defined in the Investment Company Act of 1940) by any party without the prior written approval of the other parties, which approval will not be unreasonably withheld, except that the Advisers may assign their obligations under this letter agreement, including the payment of all or any portion of the Service Fee, to the Trust or to an entity under common control with the Advisers or that serves as a successor investment adviser to the Trust, in each case upon thirty (30)days' written notice to the Company.

10. Governing Law. This letter agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

11. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

If you agree to the foregoing, please sign the enclosed copy of this letter and return it to Michael H. Koonce, The Evergreen Fund, 200 Berkeley Street, Boston, MA 02116.

Sincerely,



Evergreen Asset Management Corp.         Keystone Investment Management Company


By:  /s/ Nola M. Falcone                 By:  /s/ Albert H. Elfner
   ------------------------                  -------------------------
   Name:                                    Name:
   Title:                                   Title:



                                         AGREED


First Union National Bank                Kemper Investors Life Insurance
of North Carolina                        Company

By:  /s/ David C. Francis                By:  /s/ Otis R. Heldman, Jr.
   ------------------------                  ---------------------------
   Name:  David C. Francis                   Name:  Otis R. Heldman, Jr.
   Title: Senior Vice President              Title: Vice President